EXHIBIT 23.2




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the inclusion herein of our report dated February 13, 2003 except for Notes 1, 19 and 24 as to which the date is July 18, 2003, relating to consolidated balance sheets of Southcoast Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years then ended, and to the reference to our firm under the heading "Accounting Matters", in this Form SB-2A filing.



                                            s/Elliott Davis, LLC

Elliott Davis, LLC
Greenville, South Carolina
November 4, 2003